Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD TO ACQUIRE ONE PLANT AT BASF’S HANNIBAL, MO SITE

Newport Beach, CA – October 29, 2007 – American Vanguard Corp. (NYSE:AVD) today announced that it has exercised an option to acquire one plant at BASF Corporation’s Hannibal, MO site that manufactures two of American Vanguard’s most important and promising insecticide products. This pertains to only one of the five plants at BASF’s Hannibal site.

The Company anticipates growing sales of Phorate® (acquired in 2005) and Counter® (acquired in 2006) in coming years, and exercising the asset purchase option associated with those prior product acquisitions ensures the continuing supply of these high-quality insecticide products for use in a wide variety of agricultural applications. This acquisition, which is expected to close in late December 2007, will significantly increase American Vanguard’s organophosphate manufacturing capacity.

Eric Wintemute, CEO of American Vanguard, commented, “We are pleased to be taking ownership of these extremely valuable production assets. The Midwest location will provide us with significant operational and logistical benefits as we continue to expand our participation in the U.S. corn market.

“Our operation will continue to utilize the substantial infrastructure provided at this plant site, including its comprehensive waste treatment capabilities. BASF’s regimented regulatory compliance and environmental stewardship was a prime factor in our decision to purchase these assets.”

Wintemute continued, “This purchase, along with our 2002 purchase of a DuPont facility in Alabama, demonstrates American Vanguard’s commitment to expanding our world-class domestic manufacturing capabilities. We believe that such North American production units provide a level of quality assurance, expedited delivery and overall cost effectiveness that is superior to those offered by many offshore producers. We intend to use this competence to better serve our existing customers and to facilitate increased future output as we expand our sales channels in international markets.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Loren G. Mortman (212) 836-9604
williamk@amvac-chemical.com		LMortman@equityny.com

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